Exhibit 99.1

Actuate Reports Fourth Quarter and Full Year 2012 Financial Results

+ Over $100 million in BIRT revenue since inception;

+ Record annual BIRT license business of $20 million, up 21% year-over-year;

+ Total Q4 license revenue up 17% year-over-year;

+ Annual license revenue up 18% year-over-year;

+ Q4 non-GAAP fully diluted EPS of $0.09;

+ Annual non-GAAP fully diluted EPS of $0.39.

SAN MATEO, Calif.--(BUSINESS WIRE)--February 4, 2013--Actuate Corporation (NASDAQ: BIRT), The BIRT Company™ – delivering more insights to more people than all BI companies combined, today announced financial results for the fourth quarter and full year 2012.

Fourth Quarter 2012 Financial and Operational Highlights:

  Overall BIRT business surpassed $100 million, life to date;
  License revenue up 17% year-over-year to $15.5 million;
  Revenue included 3 transactions with a license component in excess of $1.0 million;
  Non-GAAP revenue of $35.7 million;
  Non-GAAP operating income of $6.7 million or 19% of revenue;
  Non-GAAP fully diluted EPS of $0.09;
  Q4 Non-GAAP international revenue grew 26% year-over-year;
  Operating cash flow of $3.8 million;
  Acquired Quiterian S.L. to deliver Big Data analytics and visual data mining to business users;
  The Company repurchased $9.6 million worth of stock during the quarter.

Fiscal Year 2012 Financial and Operational Highlights:

  Record annual BIRT license business of $20.0 million, up 21% year-over-year;
  Annual license revenue of $57.9 million, an increase of 18% year-over-year;
  Fiscal year 2012 non-GAAP revenue of $138.9 million, an increase of 3% year-over-year;
  Revenue included 10 transactions with a license component in excess of $1.0 million;
  Fiscal year 2012 non-GAAP operating margin of 22% and net income margin of 15%;
  Annual fully diluted non-GAAP EPS of $0.39;
  Annual operating cash flow of $20.3 million;
  Repurchased $25.6 million worth of stock during the year.

“Our fourth quarter and full year 2012 results reflect strong organic license growth based on our unique, BIRT-based business model and several astute acquisitions,” said Pete Cittadini, President and CEO of Actuate. “In addition to the solid performance of our BIRT business, BIRT iHub consolidates our key offerings, making it even easier for our customers to evaluate, deploy and manage Actuate technology. iHub has been created to help our customers to harness Big Data Business Analytics, Customer Communications Management and Customer Facing Applications and their intersection with touch devices, for maximum benefit. Our BIRT iHub business consolidates our BIRT and acquisition-related revenue streams to provide more transparency into our business and what fuels our growth.”

Tweet this: #Actuate NASDAQ: $BIRT: Annual BIRT license business +21% YOY; Q4 License revenue +17% YOY; 2012 License revenue +18% YOY; Q4 Non-GAAP diluted EPS $0.09

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the fourth quarter of 2012 were $35.6 million compared with $35.3 million in the fourth quarter of 2011. License revenues for the fourth quarter of 2012 were $15.5 million, up 17% when compared with $13.3 million in the fourth quarter of 2011. Service revenues for the quarter were $20.1 million, compared with $22.1 million reported in the same quarter last year.

GAAP operating income was $3.3 million for the fourth quarter of 2012, compared with $7.8 million in the fourth quarter of 2011. GAAP net income for the fourth quarter of 2012 was $0.8 million, or $0.01 per diluted share, compared with net income of $5.0 million, or $0.10 per diluted share, in the fourth quarter of 2011.

Non-GAAP net income for the fourth quarter of 2012 was $4.7 million, or $0.09 per diluted share, compared with non-GAAP net income of $7.9 million, or $0.15 per diluted share in the fourth quarter of 2011. Non-GAAP operating margin and net income margin for the fourth quarter of 2012 was 19% and 13%, respectively.

Total revenues as reported in accordance with GAAP for the fiscal year of 2012 were $138.8 million, up 3% when compared with $135.0 million in the prior year. License revenues for 2012 were $57.9 million, up 18% when compared to the prior year $49.2 million. Services revenues for 2012 were $80.9 million, compared with $85.8 million in the prior year.

For 2012, operating income as reported in accordance with GAAP was $18.6 million, compared with $20.9 million in the prior year. GAAP net income for 2012 was $10.3 million, or $0.20 per diluted share, compared with $12.0 million, or $0.23 per diluted share in 2011.

For the full fiscal year, non-GAAP net income was $20.9 million, or $0.39 per diluted share, compared with $25.5 million, or $0.49 per diluted share, in the prior year. Non-GAAP operating margins for 2012 were 22%, compared with 24% for the prior year. Non-GAAP net income margins for 2012 were 15%, compared with 19% for the prior year.

Cash flow from operations was $3.8 million for the fourth quarter of 2012. Fiscal year 2012 cash flow from operations was $20.3 million. Cash and short term investments totaled $66.5 million on December 31, 2012, down $0.9 million from $67.4 million as of December 31, 2011.

Share Repurchases

In August 2012, the Board of Directors approved a $30 million share repurchase program, of which $14.4 million remains. During the fourth quarter of 2012 the Company repurchased $9.6 million worth of stock. The share repurchase authorization does not have an expiration date and the pace and timing of repurchases will depend on factors such as cash generation from operations, the volume of employee stock plan activity, cash requirements for acquisitions, economic and market conditions, stock price and legal and regulatory requirements.

Full Year 2012 Business Highlights:

M&A/International:

  Actuate acquired Quiterian S.L. to deliver Big Data analytics and visual data mining to business users;
  Actuate, Infosys E&R and COMPEGENCE saw success from new Faculty Development Program;
  Europe’s largest golf travel company, Golfbreaks.com, implemented Actuate-acquired Quiterian’s visual analytics technology;
  Expansion of reach in Asia by inking alliances with India’s TechTreeIT Systems and Aaum Analytics;
  Strategic alliance with Megazone to promote the use of Actuate’s value-added products for BIRT, including ActuateOne, among organizations in Korea;
  A division of the UK National Health Service (NHS), South of Tyne and Wear, deployed CCG+, to drive substantial internal performance and efficiency improvements built with BIRT and ActuateOne.

Big Data:

  Actuate unveiled BIRT iHub: a next generation Big Data hub for Business Analytics, Customer Communications Management and Customer Facing Applications and their intersection with touch devices;
  Actuate acquired Quiterian S.L. to deliver Big Data analytics and visual data mining to business users;
  Actuate Partnered with VMware to deliver faster insights from Big Data in the cloud;
  Actuate unveiled 2012 Big Data Survey Results to show the status of projects at the world's largest companies;
  Announced the results of a benchmark proving that ActuateOne can scale to efficiently process, prepare and deliver over 40 million monthly statements;
  Actuate's ActuateOne Platform certified on Cloudera's distribution including Apache Hadoop Version 4;
  Industry leaders participated in Shaku Atre’s Big Data panel at ActuateOne Live! 2012 in New York and San Francisco;
  Launched Xenos Repository, a document indexing, storage and multi-channel delivery system specifically designed to address traditional and emerging business and regulatory requirements associated with high volume customer communications;
  Alliance with VoltDB enabling ActuateOne customers to speed processing of Big Data and deliver faster insights;
  Partnership with DataStax for IT departments to organize and analyze data from Big Data workloads and traditional data sources, accelerating time to insight for business decision makers;
  Collaboration between Actuate BIRT and the Hortonworks Data Platform, enabling more users to cost effectively analyze vast amounts of data stored in Hadoop;
  Alliance with Cloudera to support Apache Hadoop and BIRT Developers in Big Data integration, making it easier for organizations to attain value from data too large to access and interpret using existing database management tools;
  Alliance with KXEN, the leading provider of predictive analytics for business users, to help companies seeking to improve decisions and optimize processes by deploying easy to use predictive analytics on petabytes of data;
  Integration of ActuateOne and Pervasive RushAnalyzer™ via BIRT to expand Big Data analytics possibilities for business users in any industry and into the BIRT developer community.

BIRT:

  BIRT revenue has surpassed $100 million since inception;
  The BIRT community has grown to over 2 million BIRT developers worldwide;
  Set records for BIRT license business from open source BIRT users for four consecutive quarters in 2012;
  Significantly higher average license order size from open source BIRT users in 2012;
  99,000 total registrations to date on BIRT Exchange, up from 72,000 a year ago.

Analytics:

  Actuate acquired Quiterian S.L. to deliver Big Data analytics and visual data mining to business users;
  Actuate Announced ActuateOne for Performance Analytics;
  Actuate's Quiterian Chosen by Golfbreaks.com to Better Understand Customer Segmentation and Behavior Patterns.

Customer Communications Management:

  Actuate awarded its 3rd Document Management Award;
  Actuate announced ActuateOne for Customer Communications Management;
  Launched Xenos Repository: Featuring multi-channel delivery for high volume customer communications and advanced document storage.

Customers:

  Added 151 new customers (primarily BIRT) in 2012;
  During 2012 there were 10 deals with a license component of greater than a million;
  291 deals greater than $100,000 during 2012.

2012 Customer Excellence Award Winners:

  North Star BlueScope Steel: for their implementation of ActuateOne with BIRT, to support replacement of their multiple, disparate reporting solutions with a single, standard BI framework;
  FirstBank: recognized for its implementation of BIRT and ActuateOne® to develop a single-environment, highly efficient and integrated enterprise reporting structure that can be managed by BI developers to ease the burden on the company’s Java and Windows developers;
  The County Sanitation Districts of Los Angeles County (LACSD), California: recognized for its implementation of BIRT and ActuateOne to provide all users with custom reporting and dashboards that visualize high-level information intuitively, but can also easily and quickly reveal detailed transaction data behind the scenes;
  Access Data: awarded in the “BIRT OEM Implementation” category, for the implementation of ActuateOne v11 with BIRT embedded as part of their SalesVision® platform, an enterprise data management and reporting solution.

Recognition & Awareness:

  Independent advisory firm Dresner Advisory Services (DAS) report showed that 94% of Actuate users would recommend the Company’s technology;
  Actuate named one of the 75 Top Workplaces in the Bay Area by the San Jose Mercury News and Workplace Dynamics’ list of Top Workplaces in 2012;
  Received the MarketTools ACE Award for customer satisfaction for the fifth year in a row. The MarketTools ACE Awards program certifies, acknowledges, and celebrates outstanding achievement in customer satisfaction, employee satisfaction, and partner satisfaction;
  Actuate received a GOVTek award and named “Top Solution Provider to Watch for in 2012” by the Government Technology Research Alliance (GTRA).

During the fourth quarter, Actuate received significant new and repeat business from, among others: American Bureau of Shipping, AXA Asia, Capital One, Caremark, L.L.C., Chase Paymentech, CIGNA Corporation, Cisco Systems (ACS), Computershare Inc., Delta Air Lines, Inc., Deltek, Inc., Des Jardins, Eldorado Computing, Inc., FirstBank Holding Company, FNAC, GE Healthcare, HSBC Hong Kong, Information Management Consultants, Johnson & Johnson Health Care Systems Inc., Mzinga, Niku / CA, Inc., Riverside Publishing Co., Secretary of State for Defence – RAF, Sungard Investment Management Systems, Tokyo Electric Power Company, T-Systems ITC Iberia, SA, UHS of Delaware, Inc., U.S. Army Garrison - Ft Meade and Verizon Communications Inc.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, February 4, 2013 to further discuss these results. The dial-in number for the call is 877-407-8035 (201-689-8035 for international participants) and the conference ID is #407018. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

Actuate – The BIRT Company™

Actuate founded and co-leads the BIRT open source project, which is used by more than 2 million developers around the globe and serves as the foundation of the ActuateOne® platform. Applications built on ActuateOne deliver more business and consumer insights to more people than all BI companies combined - ensuring organizations are ready for the exponential growth of Big Data and the proliferation of touch devices.

The ActuateOne platform empowers developers to rapidly develop custom, BIRT-based business analytics and customer communications applications. ActuateOne applications built with one BIRT design can access and integrate any data, including unstructured sources. They provide one user experience regardless of skill level and are supported by one platform for any cloud, hybrid, on-premise, web or touch device deployment.

Headquartered in Silicon Valley, Actuate has over 5,000 customers globally in a diverse range of business areas including financial services, technology and the public sector. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit www.actuate.com or engage with the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, asset impairment costs, non-recurring facilities adjustments, other one-time termination costs, foreign currency exchange gains and losses related to the revaluation of monetary assets and liabilities and other charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Quiterian and Xenos revenue contracts. Intangible assets consist primarily of purchased technology, in-process research and development, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options recognized during the period. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Other one-time termination costs relate to benefits provided to the estate of one of Actuate’s senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011. These costs are excluded because they are non-recurring and are not specifically included in the Company’s annual operating plan and related budget. Management believes that these costs are unrelated to the ongoing operation of its business in the ordinary course and are non-operational.

e) The deferred revenue adjustment relates to our prior acquisitions, which were concluded in February 2010 and October 2012. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combinations, acquired deferred revenue recorded on the opening balance sheet was lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Actuate presents non-GAAP financial information excluding foreign exchange gains and losses for several reasons. These foreign currency gains and losses are generally unpredictable and can cause Actuate’s reported results to vary significantly. The magnitude and timing of these gains and losses are largely outside of Actuate’s control because Actuate has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods. Management believes that these gains and losses are unrelated to the ongoing operation of its business in the ordinary course and are non-operational. Management therefore excludes these items for the purposes of evaluating core performance and they are not specifically included in the Company’s annual operating plans, budgets or management compensation structure. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

g) The Facilities Adjustment relates to the Company’s new and old headquarters facilities and their related leases. In the second quarter of fiscal 2012 the Company initiated a lease for its new headquarters in the BayCenter facility, which the Company occupied in July 2012. As a result of this new lease, the Company incurred duplicate rent during a portion of the second quarter of fiscal 2012 as it was paying rent on both the old Bridgepointe campus and the new BayCenter facility. The Facilities Adjustment compensates for this duplicate rent. In addition, as part of the old lease, Actuate was required to restore the facility back to its original condition upon expiration of the lease period. The Facilities Adjustment serves to add restoration costs on the old headquarters facility back to income.

The Facilities Adjustment is made for non-GAAP purposes because the underlying costs are non-recurring in nature, are unrelated to the Company's core operations in the ordinary course, and are not included in our annual operating plan and related budget. They are directly impacted by the timing of the Company's lease transactions and we analyze and measure our operating results without these charges when evaluating our core performance. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

h) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

i) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 30% for 2012. Prior to 2012 the Company used a normal non-GAAP tax rate of 20%. This adjustment is made because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates. This non-GAAP estimated tax rate is reviewed annually.

j) Acquisition-related costs are costs incurred in concluding our acquisition of Quiterian. The acquisition was completed in October 2012. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company’s acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company’s core operations in the ordinary course and are not included in our annual operating plan and budget.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application, performance management, business intelligence and print stream software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions including the acquisition of Quiterian on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2011 Annual Report on Form 10-K filed on March 9, 2012 as well as its quarterly reports on Form-10Q.

Copyright © 2013 Actuate Corporation. All rights reserved. Actuate, ActuateOne and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$66,450	$67,428
Accounts receivable, net	33,053	26,844
Other current assets	9,098	7,131
Total current assets	108,601	101,403
Property and equipment, net	7,805	1,927
Goodwill and other intangibles, net	62,983	57,845
Other assets	13,126	15,729
	$192,515	$176,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,976	$1,521
Restructuring liabilities	509	98
Accrued compensation	6,504	5,992
Other accrued liabilities	5,626	5,872
Deferred revenue	43,438	43,045
Total current liabilities	58,053	56,528

Long term liabilities:
Notes payable	843	-
Other deferred liabilities	3,157	20
Deferred revenue	2,978	1,717
Tax liabilities	2,127	1,670
Restructuring liabilities	-	106
Total long term liabilities	9,105	3,513

Stockholders' equity	125,357	116,863
	$192,515	$176,904

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
License fees	$15,497	$13,258	$57,886	$49,172
Services	20,079	22,050	80,933	85,771
Total revenues	35,576	35,308	138,819	134,943

Costs and expenses:
Cost of license fees	479	521	1,918	1,887
Cost of services	5,082	5,029	20,349	20,682
Sales and marketing	13,981	10,613	49,792	42,432
Research and development	6,328	5,792	23,996	24,272
General and administrative	5,590	5,280	22,508	20,903
Amortization of purchased intangibles	336	289	1,203	1,296
Asset impairment	-	-	-	1,681
Restructuring charges	442	-	496	889
Total costs and expenses	32,238	27,524	120,262	114,042
Income from operations	3,338	7,784	18,557	20,901
Interest income and other income/(expense), net	(528)	485	235	(355)
Interest expense	(106)	(155)	(361)	(936)
Income before income taxes	2,704	8,114	18,431	19,610
Provision for income taxes	1,946	3,109	8,128	7,623
Net income	$758	$5,005	$10,303	$11,987
Basic net income per share	$0.02	$0.10	$0.21	$0.25
Shares used in basic per share calculation	48,652	48,603	49,033	47,309
Diluted net income per share	$0.01	$0.10	$0.20	$0.23
Shares used in diluted per share calculation	51,244	52,358	52,452	51,497

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
Operating activities	2012	2011
Net income	$10,303	$11,987
Adjustments to reconcile net income to net cash from operating activities:
Share-based compensation expense related to stock options and employee stock purchase plan	7,279	5,164
Excess tax benefits from exercise of stock options	(3,054)	(3,485)
Amortization of other purchased intangibles	2,306	2,390
Amortization of debt issuance cost	70	282
Depreciation	2,186	1,945
Change in valuation allowance on deferred tax assets	475	(716)
Impairment of assets	175	1,681
Accretion of discount (premium) on short-term debt securities	180	(185)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	(5,690)	1,798
Other current assets	(2,605)	(43)
Accounts payable	(125)	(173)
Accrued compensation	238	42
Other accrued liabilities	191	821
Deferred tax assets, net of liabilities	2,920	1,280
Deferred tax liabilities	(535)	(1)
Income tax receivable	(1,690)	(1,150)
Income tax payable	2,817	2,125
Other deferred liabilities	3,136	(248)
Restructuring liabilities	305	(1,107)
Deferred revenue	1,458	(1,185)
Net cash provided by operating activities	20,340	21,222

Investing activities
Purchases of property and equipment	(5,572)	(640)
Proceeds from maturity of investments	31,863	64,383
Purchases of short-term investments	(32,288)	(46,853)
Acquisitions, net of cash acquired	(4,465)	-
Proceeds from security deposits and other	(139)	111
Net cash provided by (used in) investing activities	(10,601)	17,001

Financing activities
Pay-down of the Credit facility & other loan obligations	(1,331)	(40,000)
Debt issuance cost	(63)	25
Excess tax benefit from exercise of stock options	3,054	3,485
Purchases of minority shares of Actuate Japan	-	(594)
Proceeds from issuance of common stock	12,289	14,371
Stock repurchases	(25,554)	(9,998)
Net cash used in financing activities	(11,605)	(32,711)
Effects of exchange rates on cash and cash equivalents	590	(22)
Net increase (decrease) in cash and cash equivalents	(1,276)	5,490
Cash and cash equivalents at the beginning of the period	38,759	33,269
Cash and cash equivalents at the end of the period	$37,483	$38,759

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
Revenue reconciliation:	December 31,		(a)	December 31,		(a)
	2012	2011	Notes	2012	2011	Notes
GAAP revenue	$35,576	$35,308		$138,819	$134,943
Non-GAAP adjustments:
Deferred revenue adjustments	80	4	(g)	80	87	(g)
Total non-GAAP revenues	$35,656	$35,312		$138,899	$135,030

	Three Months Ended			Twelve Months Ended
	December 31,		(a)	December 31,		(a)
Operating expense reconciliation:	2012	2011	Notes	2012	2011	Notes

GAAP operating expenses	$32,238	$27,524		$120,262	$114,042
Non-GAAP adjustments:
Amortization of purchased technology	(283)	(273)	(b)	(1,103)	(1,094)	(b)
Amortization of other intangibles	(336)	(289)	(c)	(1,203)	(1,296)	(c)
Stock-based compensation expense	(1,731)	(1,351)	(d)	(7,335)	(5,847)	(d)
Restructuring charges	(442)	-	(e)	(496)	(889)	(e)
Acquisition related costs	(397)	-	(f)	(565)	-	(f)
Other one-time termination costs	-	-		-	(148)	(h)
Facilities adjustment	-	-		(380)	-	(i)
Asset impairment	(86)	-		(175)	(1,681)	(j)
Total non-GAAP operating expenses	$28,963	$25,611		$109,005	$103,087

	Three Months Ended			Twelve Months Ended
Operating income reconciliation:	December 31,		(a)	December 31,		(a)
	2012	2011	Notes	2012	2011	Notes
Total non-GAAP revenues	$35,656	$35,312		$138,899	$135,030
Total non-GAAP operating expenses	(28,963)	(25,611)		(109,005)	(103,087)
Total non-GAAP operating income	$6,693	$9,701		$29,894	$31,943

	Three Months Ended			Twelve Months Ended
Net income reconciliation:	December 31,		(a)	December 31,		(a)
	2012	2011	Notes	2012	2011	Notes
GAAP income before income taxes	$2,704	$8,114		$18,431	$19,610
Non-GAAP adjustments:
Amortization of purchased technology	283	273	(b)	1,103	1,094	(b)
Amortization of other intangibles	336	289	(c)	1,203	1,296	(c)
Stock-based compensation expense	1,731	1,351	(d)	7,335	5,847	(d)
Restructuring charges	442	-	(e)	496	889	(e)
Acquisition related costs	397	-	(f)	565	-	(f)
Deferred revenue adjustments	80	4	(g)	80	87	(g)
Other one-time termination costs	-	-	(h)	-	148	(h)
Facilities adjustment	-	-	(i)	380	-	(i)
Asset impairment	86	-	(j)	175	1,681	(j)
Foreign currency exchange (gain)/loss	591	(135)	(k)	86	1,179	(k)
Non-GAAP income before income taxes	6,650	9,896		29,854	31,831
Non-GAAP tax provision	1,995	1,979	(l)	8,956	6,366	(l)
Non-GAAP net income	4,655	7,917		20,898	25,465
Basic non-GAAP net income per share	$0.10	$0.16		$0.43	$0.54
Shares used in basic per share calculation	48,652	48,603		49,033	47,309
Diluted non-GAAP net income per share	$0.09	$0.15		$0.39	$0.49
Shares used in diluted per share calculation	51,605	52,714	(m )	52,924	51,995	(m)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in prior acquisitions . Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method in accordance with the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended December 31, 2012, stock-based expense included approximately (in thousands): $98, $501, $126, and $1,006, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the fourth quarter of 2012 consists primarily of employee severance and related matters in Europe.

(f) Costs associated with the acquisition of Quiterian.

(g) The deferred revenue adjustment relates to our prior acquisitions which were concluded in February of 2010 and October of 2012. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenues that were recorded on the opening balance sheet were lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Other one-time termination costs relate to benefits provided to the estate of one of Actuate's senior executives who passed away on December 31, 2010. The benefits were approved by the Compensation Committee of the Board of Directors in February 2011.

(i) The lease on our new headquarters located at 951 Mariners Island Boulevard commenced on June 1, 2012. However, we relocated to this new facility on July 23, 2012. During the second quarter and as a result of our contractual commitments, we incurred rent expenses on both the Bridgepointe and the Mariners Island facilities. The rent adjustment above prorates and adjusts the rent expenses during the quarter to only include rent for the occupied Bridgepointe facility. We also incurred a one-time lease restoration charge associated with the Bridgepointe facility during the second quarter of 2012.

(j) For fiscal 2012 the amount represents the impairment of fixed assets. For fiscal 2011 the amount represents impairment of the remaining balance of Xenos In-process Research and Development ("IPR&D").

(k) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities.

(l) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company use a normalized effective tax rate of 30% in 2012. Prior to fiscal 2012, the Company used a normalized effective rate of 20%.

(m) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

CONTACT:
Actuate Corporation
Linda Wells, 415-445-3236
ir@actuate.com